In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Form 4 to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.
Dated:	October 29, 2007


       Berggruen Holdings North America Ltd.


By:	/s/ Jared S. Bluestein
      Name:	Jared S. Bluestein
      Title:	Director

      Medici I Investments Corp.



By:	/s/ Jared S. Bluestein
      Name:	Jared S. Bluestein
      Title:	Director

      Berggruen Holdings, Ltd.



By:	/s/ Jared S. Bluestein
      Name:	Jared S. Bluestein
      Title:	Director

      Tarragona Trust

      By: Maitland Trustees Limited, as Trustee



By:	/s/ Jared S. Bluestein
      Name:	Jared S. Bluestein
      Title:	Authorized Signatory



By:	/s/ Jared S. Bluestein
       Name:	Jared S. Bluestein as Attorney-In-Fact for Nicolas Berggruen